Exhibit 10.01    CONFIDENTIALQMSF-2050, rev 1 (09/08)

JOINT DEVELOPMENT AND SUPPLY AGREEMENT

This Agreement made as of the 20th day of October2008 (the “Effective Date”). sets forth the terms and conditions betweenNATURALNANO RESEARCH, INC., a Delaware corporation with a principal place of business at 832 Emerson St., Rochester, NY 14613 (the “NNI”) and OXFORD PERFORMANCE MATERIALS, INC., a Connecticut company with a principal place of business at 120 Post Road, Enfield, CT 06082, USA (the “OPM”), for the sale and purchase of Products as defined herein and as specified in the Purchase Orders as defined herein.

RECITALS:

WHEREAS, OPM is engaged in the manufacture, compounding and sale of high performance PEKK resins; and

WHEREAS, OPM wishes to sell and NNI wishes to purchase high performance PEKK resins, in accordance with the terms and conditions of this Agreement; and

WHEREAS, NNI is engaged in the manufacture and sale of halloysite nanotubes, compounding and sale of halloysite based compounds; and

WHEREAS, NNI wishes to sell and OPM wishes to purchase halloysite nanotubes or Halloysite Compounds, in accordance with the terms and conditions of this Agreement; and

WHEREAS, NNI and OPM wish to set forth agreement regarding NNI’s use of Products.

AGREEMENT:

THEREFORE, in consideration of the mutual promises contained herein, the adequacy of which is hereby acknowledged, the parties hereby agree as follows:

1.	DEFINITIONS

1.1 “Agreement” shall mean this document and the attachments, appendices, exhibits and schedules attached hereto, all of which are incorporated herein together with any future written and signed amendments.

1.2 “Halloysite Compound” shall mean, individually or collectively, as the case may be, the compounds made from halloysite nanotubes incorporated with the Product.

1.3 “Halloysite Compound Specifications” means specifications for Halloysite Compounds, to be agreed upon by the parties.

1.4 “Product” or “Products” shall mean, individually or collectively, as the case may be, those OPM products purchased by NNI and any variation, modification or improvement thereof.

1.5	“Product Specifications” means specifications for Products, to be agreed upon by the parties.

1.6 “Purchase Order” or “Purchase Orders” shall mean, individually or collectively, as the case may be, a written or electronic document initiating the purchase of Products from OPM or Halloysite Compounds from NNI, whichever is applicable, which shall be deemed to incorporate all provisions of this Agreement.

2.	TERM AND DELIVERABLES

2.1  Term. This Agreement is effective as of the Effective Date and the initial term of this Agreement will continue for a period of five (5) years, unless earlier terminated in accordance with the termination provisions set forth herein.

2.2	Mutual Exclusivity. During the term of this Agreement:
(a)	NNI shall purchase PAEK polymers exclusively from OPM.
(b)	NNI shall sell its halloysite nanotubes for incorporation into PAEK polymers exclusively to OPM.
(c)	OPM shall purchase Halloysite Compounds exclusively from NNI.
2.3	Prices.

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Exhibit 10.01    CONFIDENTIALQMSF-2050, rev 1 (09/08)

(a)        OPM shall sell Products to NNI at the price per unit weight of each Product as set forth in Purchase Orders, subject to acceptance by the NNI.

(b)        NNI shall sell Halloysite Compounds to OPM at the price per unit weight of each Halloysite Compound as set forth in Purchase Orders, subject to acceptance by the OPM.

2.4	Price Adjustments.

OPM and NNI pricing shall be as set forth in the most recent accepted Purchase Order unless and until adjusted by either party upon 30 days notice of the other party.

2.5	Initial Purchase Commitment.

It is contemplated by the parties that each shall place an initial Purchase Order with the other within a reasonable period of time after (i) the execution of this Agreement, (ii) the completion of OPM’s evaluation of Halloysite compound and (iii) completion of NNI’s evaluation of OPM’s PAEK polymers.

3.	JOINT DEVELOPMENT

3.1 Promptly after entry into this Agreement, the parties shall develop mutually agreeable Product Specifications and Halloysite Specifications.

3.2 From time to time the Parties may agree to develop new products. Terms for such cooperation shall be agreed in writing at such time.

4.	ORDERS AND FORECASTING

4.1   If OPM wants to purchase Halloysite Compound, it shall place a Purchase Order. That Purchase Order shall include a corresponding Purchase Order from NNI of Product required make the ordered quantity of Halloysite Compound. All purchases and sales between NNI and OPM shall be initiated by OPM’s issuance of written Purchase Orders sent via mail, or via telephone or facsimile or other mutually agreeable means and then confirmed by written Purchase Orders. The acceptance by NNI of a Purchase Order shall be indicated by written acknowledgment thereof by NNI within five (5) business days of its receipt of such Purchase Order. If any specific provision of any Purchase Order is inconsistent with this Agreement, then this Agreement will govern and the inconsistent provision of such Purchase Order will be applicable only to the extent that it is consistent with this Agreement.  4.2  OPM shall have the right to cancel any Purchase Order or any portions thereof for any reason by notifying NNI in writing no later than five (5) days after OPM submits such Purchase Order pursuant to Section 4.1, except, however, that OPM shall pay for any Halloysite Compound that has been produced prior to the effective date of any cancellation (in whole or in part) of the Purchase Order for such Halloysite Compound. The effective date of any such cancellation shall be the date upon which NNI receives the written cancellation notice from OPM.

5.	INVOICES AND PAYMENTS

5.1   Invoices. Pursuant to Section 5.2 below, each party shall deliver invoices to the other, which shall list and describe the Purchase Orders relating thereto, the identification, quantities, unit prices and aggregate purchase price of Products and Halloysite Compounds to which such Purchase Orders relate, and any taxes applicable to the purchase of such Products and Halloysite Compounds for which the NNI or OPM, as the case may be, is respectively responsible pursuant to Section 5.2 below.

5.2   Payment. Each party shall pay to the other the prices for Products and Halloysite Compounds as set forth in this Agreement. OPM shall issue invoices for any Purchase Order within thirty (30) days of the delivery date of the Products that are the subject of such Purchase Order to the address stated on such Purchase Order. Any invoice for any Purchase Order for Products shall be payable when the invoice for the Halloysite Compound incorporating the Product is due, which shall be within thirty (30) days following the date of the invoice for the Halloysite Compound. To the extent that any purchased Products hereunder are subject to any sales, use, rental, personal property or any other taxes, NNI shall be solely responsible for the payment of said taxes and vice versa as to taxes for Halloysite Compounds. If the OPM is required by law to collect any such taxes on any purchased Products for which the NNI is responsible, then such taxes will be included on the invoice for such purchased Products; otherwise the NNI shall be solely responsible for the payment of any such taxes directly to the collecting

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Exhibit 10.01    CONFIDENTIALQMSF-2050, rev 1 (09/08)

agency therefore; and vice versa as to the collection of taxes for Halloysite Compounds. Each party shall be responsible for any and all taxes on any and all income it receives from the other under this Agreement. All payments required to be made under this Agreement shall be made in US dollars (“USD”). Conversion from other currencies into USD shall be at the payor’s cost and shall be effected on the basis of the par values established under the Articles of Agreement of the International Monetary Fund, or if no par value is established for one or more of the relevant currencies, or if the IMF is discontinued, then on the basis of the appropriate rate or rates of exchange recognized by any other internationally accepted authority.

6.	SHIPPING

Products shall be shipped by one party to the other at the purchaser’s desired destination, as specified on each Purchase Order, with shipping terms free on board (F.O.B.) shipping-point, at which time title and risk of loss or damage shall pass to the purchaser, and the purchaser shall insure accordingly. NNI shall be responsible for paying all freight and handling charges relating to any purchased Products and OPM shall add such freight charges to, and include such freight charges on, the invoices; and vice versa as to freight and handling charges for Halloysite Compounds.OPM is responsible for complying with all import laws in connection with the shipment of purchased Products, including without limitation attaining and maintaining any required import licenses, and vice versa as to complying with all import laws in connection with the shipment of purchased Halloysite Compounds.

7.	TERMINATION

7.1 Termination For Cause.This Agreement shall terminate upon the occurrence of any of the following events:

(a)	Immediately upon the expiration of the initial term or any renewals thereof;

(b)  Except as otherwise provided in Section 7.1(d) below, immediately by a non-breaching party upon the failure to cure any breach of any provisions of this Agreement by a breaching party within thirty (30) days of its receipt of written notice from the non-breaching party alleging a breach and describing such breach in sufficient detail to enable the breaching party to provide a cure;

(c)  Immediately by any party upon any proceeding instituted by or against the other party, in bankruptcy, insolvency, or other law for the relief of debtors, including the appointment of any receiver or trustee or assignment for the benefit of creditors; or

(d)  Immediately by a non-breaching party upon a breach by the breaching party of Section 9 or Section 10 below.

7.2 Termination as to Product.The NNI’s right to purchase, and the OPM’s obligation to sell, any particular Product may be terminated by the OPM (with the rights of the NNI to purchase, and the obligations of the OPM to sell, any Products that are not specifically terminated continuing pursuant to the terms of this Agreement) upon the failure to cure any breach of any provisions of this Agreement by the NNI with respect to such Product within thirty (30) days of its receipt of written notice by the OPM alleging a breach and describing such breach in sufficient detail to enable the NNI to provide a cure; and vice versa as to OPM’s failure to cure any breach of any provisions of this Agreement by OPM.

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Exhibit 10.01    CONFIDENTIALQMSF-2050, rev 1 (09/08)

8.    INDEMNITY; INSURANCE

8.1 OPM’s Indemnification. OPM shall indemnify and hold harmless NNI, its owners, parents, affiliates, subsidiaries, agents, directors, employees, customers and all persons claiming under NNI from any liabilities arising from and in connection with OPM’s performance under this Agreement including (i) the acts or omissions of OPM, its agents and employees and others under OPM’s direction or control except to the extent such liabilities are caused by or are the result of the negligence or willful misconduct of NNI, (ii) assertions under workers’ compensation or similar employee benefit acts made by OPM or any of OPM’s employees, agents, subcontractors, or subcontractors’ employees or agents, (iii) any other claim which may be asserted by any of OPM’s employees, agents, subcontractors or subcontractor’s employees or agents against NNI except to the extent such claim is the result of the negligence or willful misconduct of NNI, (iv) all claims that may be brought against NNI by reason of OPM’s failure to comply with any applicable federal, state, county, or local laws, ordinances, regulations or codes, or by reason of a defective Product.

8.2   NNI’s Indemnification. NNI shall indemnify and hold harmless OPM, its owners, parents, affiliates, subsidiaries, agents, directors, employees, suppliers, customers and all persons claiming under OPM from any liabilities arising from and in connection with NNI’s performance under this Agreement including (i) the acts or omissions of NNI, its agents and employees and others under NNI’s direction or control except to the extent such liabilities are caused by or are the result of the negligence or willful misconduct of OPM, (ii) assertions under workers’ compensation or similar employee benefit acts made by NNI or any of NNI’s employees, agents, subcontractors, or subcontractors’ employees or agents, (iii) any other claim which may be asserted by any of NNI’s employees, agents, subcontractors or subcontractor’s employees or agents against OPM except to the extent such claim is the direct result of the negligence or willful misconduct of OPM, or (iv) all claims that may be brought against OPM by reason of NNI’s failure to comply with any applicable federal, state, county, or local laws, ordinances, regulations or codes or by reason of a defective Halloysite Compound, except to the extent that such defect is a direct result of any Product not conforming to the compliance and warranties set forth herein or the Product Specifications.

8.3    Insurance. Each party shall obtain and maintain at all times throughout the term of this Agreement the following insurance in amounts, with deductibles and with companies satisfactory to the the other from time to time, but in no event less than $2,000,000: (i) comprehensive general public liability insurance; and (ii) product liability insurance.

9.	CONFIDENTIAL INFORMATION

9.1 Proprietary Information. The parties may disclose and exchange confidential and proprietary information, including without limitation copyrights, inventions, patents, processes, designs, trade secrets, technical and business plans, know-how, research and development, marketing and sales information regarding their businesses, and customer information or lists (collectively, the “Proprietary Information”). NNI hereby acknowledges and agrees that information regarding the Products is, and shall continue to be, Proprietary Information of the OPM, and nothing herein shall constitute a license of, or joint ownership of, such Proprietary Information. OPM hereby acknowledges and agrees that information regarding the Compositions is, and shall continue to be, Proprietary Information of the NNI, and nothing herein shall constitute a license of, or joint ownership of, such Proprietary Information.

9.2 Obligation of Confidentiality. Each party shall protect and keep confidential any and all Proprietary Information of the other party embodied in any information disclosed, and any other information regarding this Agreement and the terms hereof (collectively, the “Confidential Information”), and shall not use, disclose or, except as permitted by Section 9.3 or Section 9.4, allow any third party access to any such Confidential Information.

9.3 Limited Access. Each party shall use its best efforts to ensure that only employees and third parties whose duties give them a need to know such Confidential Information of the other party shall have access thereto. All such persons shall be instructed to treat the same as proprietary and/or confidential and each receiving party (each a “Recipient”) shall take such other measures to protect the confidentiality of such Confidential Information that is given to the Recipient by the disclosing party (each a “Provider”) thereof, as it deems reasonable under the circumstances. Without limiting the generality of the foregoing, in connection with the Proprietary Information of any Provider, the Recipient thereof shall require any third party to whom it discloses any Proprietary Information of

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Exhibit 10.01    CONFIDENTIALQMSF-2050, rev 1 (09/08)

such Provider to sign a confidentiality agreement, enforceable by such Provider, whereby such third party agrees to be bound by the confidentiality provisions set forth in Section 9.2.

9.4 Required Disclosure. If any Recipient, or any of its employees, shall be under a legal obligation in any administrative, governmental, or judicial circumstance to involuntarily disclose any Confidential Information that is given to such Recipient by a Provider thereof, it shall give such Provider prompt notice thereof so that such Provider may seek an appropriate protective order. If such Provider is ultimately unsuccessful in obtaining such protective order, and if such Recipient or any employee thereof would, in the opinion of its counsel, be held in contempt or suffer other censure or penalty for failure to disclose, pursuant to the order or decree of an administrative, governmental or judicial authority with jurisdiction over such Recipient, disclosure may be made by such Recipient or its employees without liability hereunder. Not withstanding the foregoing, in no event shall either party be prohibited from making any disclosure or releases that is considered necessary by its legal counsel to fulfill an obligation under applicable securities laws or stock exchange rules or regulations, subject to the prior review of such release by the other party.

9.5 Permitted Disclosures. Notwithstanding the foregoing, any Recipient shall not be liable to a Provider with regard to any disclosure of Confidential Information of such Provider which:

(a)  was known to such Recipient, without restriction, at the time of disclosure to such Recipient, as shown by the files of such Recipient in existence at the time of disclosure to such Recipient;

(b)  is disclosed with the prior written approval of such Provider that owns such Confidential Information;

(c)  was independently developed by such Recipient, without any use of the Confidential Information, or by employees or other agents of (or independent contractors hired by) such Recipient who have not been exposed to such Confidential Information; or

(d)  becomes known to such Recipient, without restriction, from a source that obtained such information other than through the breach of this Agreement or any other confidentiality agreement and not otherwise in violation of such Provider’s rights.

9.6       Remedies. The parties acknowledge and agree that a Provider will be irreparably harmed if the confidentiality and non-disclosure obligations under this Section 9 are not specifically enforced, and that a Provider may not have an adequate remedy at law in the event of a violation of such obligations by a Recipient thereof. Therefore, the parties agree and consent that each Provider shall be entitled to an injunction or any appropriate decree of specific performance for any violation, breach or threatened breach thereof by the Recipient of this Section 9.

9.7 Survival. The obligations of confidentiality and limitations of use, disclosure, and access set forth herein shall survive the termination of this Agreement.

10.	ASSIGNMENT

NNI may not assign this Agreement without the prior written consent of OPM except for majority owned affiliated companies and subsidiaries or its acquisition or merger and vice versa.

11.	RESERVATION OF RIGHTS

Either party’s failure to insist on performance of any of the terms or conditions herein or to exercise any right or privilege, or either party’s waiver of any breach hereunder shall not be construed to be a waiver of, and shall not waive, any other terms, conditions, or privileges, whether of the same or similar type.

12.	SEVERABILITY

In the event that a court or a governmental or regulatory agency with proper jurisdiction determines that this Agreement or a provision of this Agreement is unlawful, this Agreement, or that provision of this Agreement, as the case may be, to the extent it is unlawful, shall terminate. If a provision of this Agreement is terminated but the parties can continue legally, commercially and practicably without the terminated provision, the remainder of this Agreement shall continue in effect. No additional liability shall attach to either party as a result of any such termination.

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Exhibit 10.01    CONFIDENTIALQMSF-2050, rev 1 (09/08)

13. JOINT AND SEVERAL LIABILITY

The terms “NNI” and “OPM” as used herein may be applicable to one or more parties and the singular shall include the plural. If more than one party is referred to as NNI or OPM herein, then their obligations and liabilities shall be joint and several.

14.	REMEDIES CUMULATIVE

Except as otherwise set forth in this Agreement, the remedies provided herein shall be cumulative and in addition to any other remedies provided by law or equity.

15.	SURVIVAL

The following Sections of this Agreement shall survive completion, expiration, termination and/or cancellation of this Agreement:  5.2, 7, 8.1, 8.2, and 9-21.

16.	CHOICE OF LAW

This Agreement and the performance thereof shall be governed by, subject to and construed under the laws of the State of Connecticut, without regard to any provisions regarding conflict of laws provisions, and venue shall be in Albany, New York, , and without regard to the United Nations Convention on Contracts for International Sale of Goods (and the parties hereby acknowledge and agree that the United Nations Convention on Contracts for International Sale of Goods shall not apply). Any dispute, controversy or claim (other than intellectual property matters) arising out of or relating to this Agreement, or any alleged breach hereof, will be subject to binding arbitration in accordance with this Section. If the parties fail to resolve any dispute within 30 days of when the dispute arose, either party may require the matter be settled under the Commercial Rules of the American Arbitration Association then in effect, in Albany, New York, in the English language by a single arbitrator with experience in commercial arbitration, who shall apply the laws of Connecticut. The arbitrator shall have no authority to award punitive damages. Costs of arbitration shall be borne equally by the parties.  NNI agrees to be bound by any such arbitral award, which shall be final and enforceable in any court of competent jurisdiction.

17.	ENTIRE AGREEMENT/NO MODIFICATION

This Agreement, together with all referenced attachments shall constitute the entire Agreement between the parties with respect to the subject matter of this Agreement. This Agreement supersedes all prior oral and written communications, purchase orders and understandings of the parties with respect to the subject of this Agreement. In the event there is a conflict between this Agreement and the printed terms and conditions contained in any Purchase Order or OPM’s acceptance documentation regarding the subject of this Agreement, the terms and conditions of this Agreement shall take precedence. No amendment or modification of this Agreement shall be effective unless in writing and signed by the parties hereto.

18.	NOTICES

All notices relating to this Agreement shall be in writing, signed by the party giving or making such notice or communication, and shall be delivered by: (a) personal delivery; (b) telecopier facsimile transmission; (c) postage-prepaid certified or registered mail (airmail if available), return receipt requested; or (d) reliable overnight courier service. Notices shall be sent to the address of the other party set forth below, or such other address as either party may specify in writing in accordance with this Section 18, and shall be deemed given upon delivery:

For OPM: Oxford Performance Materials, Inc. 120 Post Road Enfield, CT 06082 Attn: Scott F. DeFelice

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Exhibit 10.01    CONFIDENTIALQMSF-2050, rev 1 (09/08)

For NNI: COMPANY:NaturalNano Research, Inc. ADDRESS: 832 Emerson St. Rochester, NY 14613 Attn: Cathy A. Fleischer, Ph.D.

19.	LIMITATION OF LIABILITY

Except for violation by either party of Section 9, neither party shall be liable to the other or to any third party for any consequential, special, incidental or indirect damages of any kind or nature whatsoever, including but not limited to lost profits, lost records or data, lost savings, loss of use of facility or equipment, loss by reason of facility shutdown or non-operations or increased expense of operations, loss of market-share, reputational damages or other costs, charges, penalties, or liquidated damages, regardless of whether arising from breach of contract, warranty, tort, strict liability or otherwise, even if advised of the possibility of such loss or damage or if such loss or damage could have been reasonably foreseen. In no event shall either party’s cumulative liability under or in any way related to this Agreement, resulting from any cause of action, whether in contract, tort, strict liability or any other legal theory, exceed the total amount of payments made ore received hereunder.

20.	FORCE MAJEURE

Neither party shall be liable for failure to perform when such failure is caused by unforeseeable force majeure circumstances, including, but not limited to, war, riots, terrorism, labor trouble blackout, epidemic, fire or floods, coup d'etat, government order, decree or regulation, acts of terrorism, government expropriation, etc. If such circumstances occur, the party injured by the other’s inability to perform may elect to (i) terminate any Purchase Order immediately relating thereto; and/or (ii) suspend any Purchase Order relating thereto for the duration of the force majeure circumstances, and then resume performance under this Agreement and such Purchase Order.

21.	FCPA/EXPORT CONTROL COMPLIANCE

Neither party shall take any action which may cause the other party to be in violation of any U.S. or foreign country laws including, but not limited to U.S. Export Control laws or the Foreign Corrupt Practices Act of 1977 (“FCPA”). In particular, each party represents and warrants to the other, and this warranty shall survive the termination of this Agreement, that the warranting party has not paid, and shall not pay, any fees, directly or indirectly, for the benefit of anyone who is a director, officer, employee, shareholder or agent of either party, or who in any manner is connected with, any government or governmental entity or any political subdivision thereof, or who is an officer, agent, or employee of a political party or who is a candidate for political office, where such payment or accrual would be illegal under the applicable laws of the United States.

[Intentionally Left Blank – Signature Page Follows]

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Exhibit 10.01    CONFIDENTIALQMSF-2050, rev 1 (09/08)

[Signature Page to Oxford Performance Materials, Inc. Supply Agreement]

IN WITNESS WHEREOF, the parties hereto have executed the Agreement as of this 20th day of October, 2008.

OPM
OXFORD PERFORMANCE MATERIALS, INC. By: /s/ Scott DeFelice Name: Scott DeFelice Its: President & CEO

NATURALNANO RESEARCH, INC.
By: /s/Cathy A. Fleischer Name: Cathy A. Fleischer Its: President

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